Exhibit 99.5

HOMETRUST BANCSHARES, INC.

2022 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

(PERFORMANCE-BASED)

RS No._______	Grant Date: ________ ___, 20__

Performance-based restricted stock units (“Performance Shares”) are hereby awarded on _______ __, 20__ (the "Grant Date") by HomeTrust Bancshares, Inc., a Maryland corporation (the "Company"), to ______________ (the "Grantee"), pursuant to the HomeTrust Bancshares, Inc. 2022 Omnibus Incentive Plan (as the same may from time to time be amended, the "Plan"), and upon the terms and conditions and subject to the restrictions set forth in the Plan and hereinafter set forth.

Each Performance Share earned under this agreement (including Exhibit A attached hereto, the “Agreement”) will be equivalent in value to one share of the Company's common stock, par value $0.01 per share (the "Common Stock"), and will entitle the Grantee to receive from the Company at the times set forth in this Agreement one share of Common Stock, together with any dividend equivalents (as defined below) with respect thereto. Each Performance Share is subject to the terms and conditions set forth herein and in the Plan. Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Plan. All determinations, judgements, adjustments and calculations made by the Company with respect to this Agreement and the Performance Shares shall be final and binding on all parties.

1.            Target Number of Performance Shares. The target number of Performance Shares granted to the Grantee under this Agreement shall be ________ (the “Target Performance Shares”).

2.            Performance Period, Vesting Date and Number of Performance Shares Available to be Earned. The number of Performance Shares earned and the Performance Period, vesting and payment dates thereof shall be determined in accordance with Exhibit A attached hereto, the provisions of which are incorporated into this Agreement as if set forth herein.

3.            Dividend Equivalents. The Performance Shares will accumulate dividend equivalents. The dividend equivalents shall equal the dividends actually paid with respect to Company Common Stock during the period beginning with the Grant Date and ending on the date the Performance Shares are either earned or forfeited. The dividend equivalents shall accumulate, without interest, and be paid in cash at the time shares of Common Stock are paid with respect to any earned Performance Shares or shall be forfeited at the time the Performance Shares are forfeited. For purposes of determining the amount of dividends accumulated and to be paid with respect any earned Performance Shares, the earned Performance Shares will be considered to have been outstanding from the Grant Date.

4.            Effect of Certain Events. The effect upon this Award of a Change in Control or a termination of the Grantee’s Service shall be determined as set forth in Exhibit A attached hereto and the Plan.

5.            Adjustments for Changes in Capitalization of the Company. . In the event of any corporate event or transaction (including, but not limited to, a change in the number of outstanding shares of Common Stock or the capitalization of the Company) after the Grant Date, such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change-in-capital structure or distribution (other than normal cash dividends) to stockholders of the Company, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of the Grantee’s rights under this Agreement, shall substitute or adjust, as applicable, the number of Performance Shares and/or the number and class of shares of Common Stock payable with respect to the Performance Shares subject to this Agreement in accordance with Section 4.4 of the Plan, provided that the number of Performance Shares and/or the number and class of shares of Common Stock payable with respect to the Performance Shares subject to this Agreement covered by this Agreement shall always be a whole number. Any additional Performance Shares, Common Stock or other securities received by the Grantee as a result of any such adjustment shall be subject to all restrictions and requirements applicable to Performance Shares, Common Stock or other securities (as applicable) that have not vested. The Grantee agrees to execute any documents required by the Committee in connection with an adjustment under this Section 5.

6.            Delivery and Registration of Shares of Common Stock. The Company's obligation to deliver the Common Stock payable with respect to the Performance Shares earned hereunder shall, if the Committee so requests, be conditioned upon the receipt of a representation as to the investment intention of the Grantee or any other person to whom such shares of Common Stock are to be delivered, in such form as the Committee shall determine to be necessary or advisable to comply with the provisions of the Securities Act of 1933, as amended, or any other federal, state or local securities regulation. It may be provided that any representation requirement shall become inoperative upon a registration of such shares or other action eliminating the necessity of such representation under such Securities Act or other securities regulation. The Company shall not be required to deliver any shares of Common Stock under the Plan prior to (i) the admission of such shares to listing on any stock exchange or automated quotation system on which the shares of Common Stock may then be listed or quoted, and (ii) the completion of such registration or other qualification of such shares under any state or federal law, rule or regulation, as the Committee shall determine to be necessary or advisable.

7.            Grantee Service. “Service” means service in any capacity as a director, advisory or emeritus director, officer or employee of the Company or any Subsidiary as defined in the Plan. Nothing in this Agreement shall limit the right of the Company or any Subsidiary to terminate the Grantee's Service, or otherwise impose upon the Company or any Subsidiary any obligation to employ or accept the services of the Grantee.

8.             Governing Law and Forum Selection. The Grantee acknowledges and agrees that the Company’s principal place of business is located in North Carolina and that this Agreement was made, delivered, authorized, approved and executed by the Company through action taken in North Carolina. As a result, the parties hereto agree that this Agreement shall be governed by the laws of the State of North Carolina. Any dispute arising under this Agreement shall be decided solely and exclusively by state or federal courts located in Asheville, North Carolina.

9.             Withholding Tax. The Company shall withhold from any payment or distribution made under this Agreement shares of Common Stock with a Fair Market Value sufficient to satisfy any applicable income, employment or other taxes required by law to be withheld. The Company shall have the right to deduct from all dividend equivalents paid the amount of any taxes which the Company is required to withhold at the time such amounts are paid to the Grantee.

10.          Clawback. The Grantee acknowledges and agrees that this Award and the Grantee's receipt of any Performance Shares hereunder is subject to the provisions of Section 16.3 of the Plan regarding clawbacks.

11.            Restrictive Covenant Provisions

In consideration for the Company’s agreement to award Shares to the Grantee, and other good and valuable consideration, the Grantee agrees:

(a)          During the period commencing on the Grant Date and ending on the two (2) year anniversary of the Termination Date as defined in Exhibit A (the “Non-Solicitation Period”), the Grantee will not (i) solicit (by any means, excluding general solicitations of the public that are not based in whole or in part on any list of employees of the Company or any of its affiliates or subsidiaries) or induce, or cause others to solicit or induce, any employee of the Company or any of its affiliates or subsidiaries to leave the employment of such entities, or (ii) solicit (by any means, excluding general solicitations of the public that are not based in whole or in part on any list of customers, clients or vendors of the Company or any of its affiliates or subsidiaries) or induce any customer, client or vendor of the Company or any of its affiliates or subsidiaries, of whom the Grantee had dealings during his/her employment or service with the Company, to cease doing business with the Company or its affiliates or subsidiaries or otherwise interfere with or damage any such individual’s or entity’s relationship with the Company or its affiliates or subsidiaries.

(b)          The covenants and agreements of the Grantee set forth in Section 11(a) are referred to herein as the “Restrictive Covenants.” The Grantee acknowledges that he/she has carefully read and considered the provisions of the Restrictive Covenants, and having done so, agrees that the restrictions set forth above are fair and reasonable, and are reasonably required for the protection of the legitimate business and economic interests of the Company. The parties specifically agree that the Company’s customer information is confidential and proprietary, and that the Company derives an economic benefit from maintaining the secrecy of such information, which qualifies for trade secret status under applicable law. The Grantee further acknowledges that the Company would not have entered into this Agreement absent the Grantee’s agreement to the foregoing. In the event any court of competent jurisdiction finds the provisions of the Restrictive Covenants or any parts hereof to be invalid or unenforceable, such conclusion or finding shall in no way render invalid or unenforceable any other portion of this Section 11 as the provisions of this Section are intended to be separate and divisible covenants. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, including without limitation the geographic scope or duration of such provision, the parties hereto agree that the court or authority making such determination shall have the power to reduce the scope or duration of such provision or to delete specific words, phrases or provisions as necessary (but only to the minimum extent necessary) to cause such Restrictive Covenants or parts thereof to be valid and enforceable to the maximum extent permitted by law. If such court or authority does not have the legal authority to take the actions described in the preceding sentence, the parties agree to negotiate in good faith a modified provision that would, in so far as possible, reflect the original intent of this Agreement, including without limitation Section 11 hereof, without violating applicable law.

(c)          The parties hereto agree that money damages would not be an adequate remedy for any breach of Section 11 by the Grantee, and any breach of the terms of Section 11 by the Grantee would result in irreparable injury and damage to the Company for which such party would have no adequate remedy at law. Therefore, in the event of a breach or threatened breach of Section 11 by Grantee, the Company or its successors or assigns shall be entitled to specific performance and/or immediate injunctive relief or other equitable relief, in addition to any other remedies and damages available to the Company, in order to enforce Section 11 of this Agreement, without posting bond or other security, without having to prove damages, and to the payment by the breaching party of all of the other party’s costs and expenses, including reasonable attorneys’ fees and costs. The Grantee hereby consents to any restraining order or injunction issued in favor of the Company by any court of competent jurisdiction, without prejudice to any other right or remedy to which the Company may be entitled. In addition, if the Grantee breaches this Section 11, all Performance Shares covered by this Agreement which remain unvested shall be immediately forfeited, and with respect to previously vested Performance Shares the Company may recover from the Grantee an amount equal to the Fair Market Value of the underlying shares of Common Stock as of the applicable Vesting Date (as defined in Section 1(c) in Exhibit A hereto). The Company shall also be entitled to recover from the Grantee any expenses or legal fees incurred by the Company in exercising its right of recovery under the preceding sentence. The Grantee represents and acknowledges that, in light of the Grantee’s experience and capabilities, the Grantee can obtain employment with another financial institution or holding company thereof or in a business engaged in other lines and/or of a different nature than those engaged in by the Company or its subsidiaries or affiliates, and that the enforcement of a remedy by way of a temporary restraining order or injunction will not prevent the Grantee from earning a livelihood. Each of the remedies available to the Company in the event of a breach by the Grantee shall be cumulative and not mutually exclusive. In the event of the Grantee’s breach of the Restrictive Covenants, the Non-Solicitation Period shall be extended by the amount of time the Grantee was in violation of Section 11.

12.        Grantee Acceptance. As a condition of receiving this Award, the Grantee must signify acceptance of the terms and conditions of this Agreement and acknowledge receipt of a copy of the Plan by signing in the space provided below and returning the signed copy to the Company, and if such signature and acceptance is not received by the Company within sixty (60) days of delivery of this Agreement to the Grantee, then this Award shall terminate, unless the Committee determines otherwise. To the extent the terms of any employment, severance or other agreement to which the Grantee is a party with the Company or any Subsidiary that is then in effect provide for any rights that conflict with or are otherwise contrary to the terms contained in this Agreement, including the vesting rights contained in Exhibit A, the terms of this Agreement shall control.

13.        Conformity with Plan. The grant of Performance Shares is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan (which is incorporated herein by reference). Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed copy of this Agreement, the Grantee acknowledges his or her receipt of this Agreement and the Plan and agrees to be bound by all of the terms of this Agreement and the Plan.

14.        Electronic Signature. All references to signatures and delivery of documents in this Agreement may be satisfied by procedures the Company has established or may establish from time to time for an electronic system for execution and delivery of any such documents, including this Agreement. The Grantee's electronic signature, including, without limitation, "click-through" acceptance of this Agreement through a website maintained by or on behalf of the Company, is the same as, and shall have the same force and effect as, the Grantee's manual signature. Any such procedures and delivery may be affected by a third party engaged by the Company to provide administrative services relating to this Agreement.

15.        Amendment. The Committee may waive any conditions of or rights of the Company or modify or amend the terms of this Agreement; provided, however, that the Committee may not amend, alter, suspend, discontinue or terminate any provision of this Agreement if such action may adversely affect the Grantee without the Grantee’s written consent. To the extent permitted by applicable laws and regulations, the Committee shall have the authority, in its sole discretion whenever the Committee may determine that such action is appropriate, to (a) accelerate the vesting of the Performance Shares, (b) remove any other restrictions imposed on the Grantee with respect to the Performance Shares or the underlying shares of Common Stock, (c) delete any of the Grantee’s covenants contained in Section 11 of this Agreement, including retroactively, and (d) reduce (but not increase) the geographic scope or duration of the Grantee’s covenants in Section 11 of this Agreement, including retroactively.

16.       Entire Agreement. This Agreement, including Exhibit A hereto, and the terms of the Plan constitute the entire understanding between the Grantee and the Company, and supersede all other agreements, whether written or oral, with respect to this award of Performance Shares.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the date first written above.

HOMETRUST BANCSHARES, INC.

By:	Hunter Westbrook
Its:	President and CEO

ACCEPTED BY GRANTEE

(Signature)

(Street Address)

(City, State, and Zip Code)

Acknowledgements: By signing above, the Grantee: (i) agrees that the Performance Shares are granted under and governed by the Plan and this Agreement, (ii) agrees that all questions of interpretation and administration relating to the Performance Shares, the Plan, and this Agreement shall be resolved by the Committee, and (iii) acknowledges receipt of copies of the Plan and this Agreement, represents that the Grantee has carefully read and is familiar with their provisions, and hereby accepts the Performance Shares subject to all of their respective terms, including, for the avoidance of doubt, the restrictive covenant provisions set forth in Section 11 of this Agreement.

Exhibit A to Performance-Based Restricted Stock Unit Award Agreement

References herein to "Agreement" shall mean the Performance-Based Restricted Stock Unit Award Agreement, inclusive of this Exhibit A, and references to "Award" shall mean the award of Performance Shares evidenced by the Agreement.

1.             Company EPS Performance Measures

(a)             Qualifying Performance Measure and Qualifying Performance Goal: The qualifying performance measure is Company EPS (as defined below), and the qualifying performance goal is the achievement of Company EPS of _____ for the Performance Period (“Qualifying Performance Goal”).

(b)             Determination of Achievement Relative to Qualifying Performance Goal: Following the end of the Performance Period, the Committee will determine the level of the Qualifying Performance Goal achieved in its sole discretion. Performance at or above the threshold level set forth in the chart in Section 3(b) of this Exhibit A (the “Threshold”) will result in all or a portion of the Performance Shares becoming earned ("Earned Performance Shares"). Earned Performance Shares will vest as set forth below. Performance Shares will be forfeited and cancelled in full if the Company's performance during the Performance Period does not meet or exceed the Threshold of the Qualifying Performance Goal. To the extent the Earned Performance Shares are less than the Target Performance Shares, such excess Performance Shares shall be forfeited and cancelled. The level of the Qualifying Performance Goal achieved and the corresponding number of Earned Performance Shares shall be determined by the Committee in writing as soon as practicable following the last day of the Performance Period, such date being referred to herein as the "Certification Date."

(c)              Vesting Date for Earned Performance Shares: Subject to Section 5 of this Exhibit A, 100% of the Earned Performance Shares will vest on the Certification Date.

(d)             Payment of Shares for Earned and Vested Performance Shares: The Company will issue shares of Common Stock and pay dividend equivalents to the Grantee with respect to any Earned Performance Shares not later than 30 days following the Certification Date.

2.             Additional Definitions

(a)              Performance Period means the ______-year period ending on ________ ___, 20__.

(b)             Company EPS means the cumulative fully diluted earnings per share of the Company during the Performance Period calculated in accordance with accounting principles generally accepted in the United States, exclusive of the after-tax effects of (i) merger and consolidation costs, (ii) deleveraging programs implemented by the Company, (iii) changes in unrealized gain (loss) on speculative derivatives and (iv) other adjustments as determined by the Committee. Company EPS shall be determined by the Committee in its sole discretion, with such determination being final and binding on all parties.

(c)              Qualifying Termination means termination of Service due to death, disability, Retirement, involuntary termination or a resignation for good reason under an employment, severance or other agreement applicable to the Grantee, or an involuntary termination (including a termination for good reason) upon or after a Change in Control, but shall not include a termination for Cause.

(d)              Termination Date means the date the Grantee’s Service is terminated, regardless of whether or not the termination is a Qualifying Termination.

(e)              Retirement means the termination of the Grantee’s employment with the Company and its Affiliates, other than a Termination for Cause, after the Grantee has attained age 59½.

3.             Calculation. For purposes of the Award and this Exhibit A, the number of Performance Shares earned will be calculated by the Committee as follows (and in accordance with the provisions of Section 4 of this Exhibit A):

(a)              First: Determine the Company EPS over the Performance Period.

(b)             Second: Plot the payout for the Company EPS determined in Section 3(a) into the appropriate column of the table below and determine the number of Target Performance Shares earned as a percent of target which is the figure in the applicable column in the table below corresponding to the percentage of target Company EPS achieved. Use linear interpolation between points in the table below to determine the corresponding percent of Target Performance Shares earned if the Company's EPS performance is between the Threshold and the maximum level set forth in the table below but not exactly one of the percentage ranks listed in the table below.

Performance/Payout	Threshold	Target	Maximum
Company EPS Performance	__% of Qualifying Performance Goal	___% of Qualifying Performance Goal	__%+ of Qualifying Performance Goal
Payout	__% of the Target Performance Shares	___% of the Target Performance Shares	___% of the Target Performance Shares

Note: Awards calculated using this table will be interpolated on a straight-line basis.

4.             Rules. The following rules apply to the computation of the number of Performance Shares earned:

(a)              Calculation of Qualifying Performance Goal over the Performance Period: To determine the Company's EPS over the Performance Period under Section 3(a) above, the Qualifying Performance Goal will be calculated annually as of the last day of the Company's fiscal year (each a "Calculation Period"), with the sum of the annual results for each Calculation Period then being added together. In the event that the Company changes its fiscal year end date, the Committee reserves the right to modify the Calculation Period to effectuate the calculation of Company EPS that otherwise would have occurred if the Company fiscal year end date had not changed.

(b)              No Guaranteed Payout: The minimum number of Performance Shares which may be earned is zero and the maximum number of Performance Shares which may be earned is ___% of the number of Target Performance Shares. There is no minimum number of Performance Shares or other consideration that will be paid out, and no Performance Shares will be earned if the percentage rank with respect to the Performance Goal is less than the Threshold in the Performance Period. Notwithstanding anything to the contrary in this Agreement, the actual number of Earned Performance Shares may be reduced by the Committee in its sole and absolute discretion based on such factors as the Committee determines to be appropriate and/or advisable. However, it is the intention of the Committee that it will exercise such negative discretion only in extreme and unusual circumstances. Further, all determinations, calculations, and decisions made by the Committee with respect to the Performance Shares shall be final and binding on all parties.

5.             Effect of Certain Events. The following provisions will apply in the event of the termination of Service or the occurrence of a Change in Control prior to the end of the Performance Period and completion of the vesting period.

(a)            Termination of Service Prior to a Change in Control.

(i)               Termination Due to Qualifying Termination: In the event the Grantee’s Service with the Company terminates due to the Grantee's Qualifying Termination prior to the Certification Date following the end of the Performance Period, this Award shall not terminate and Performance Shares may become earned and vested on the Certification Date. The number of Performance Shares which shall become earned and vested shall be equal to the percentage of the Target Performance Shares earned (as certified by the Committee following the end of the Performance Period, or if earlier, the date of a Change in Control) as if the Grantee's Service had not terminated, pro-rated based on the Grantee’s number of months' Service during the Performance Period; provided that the Common Stock and dividend equivalents underlying such Earned Performance Shares shall be distributed following the Performance Period at such time as distributions are made to others with respect to such Earned Performance Shares, subject to Section 16.4 of the Plan relating to compliance with Section 409A.

(ii)              Termination for Any Reason Other Than Due to a Qualifying Termination: If the Grantee’s Service is terminated for any reason other than a Qualifying Termination prior to the Certification Date following the end of the Performance Period, this Award shall terminate, all outstanding Performance Shares hereunder will be forfeited and cancelled, and no additional amounts shall become payable under this Award as of the date of such Service termination; provided, however, in the event of a termination of Service other than due to a Qualifying Termination or Cause, the Committee in its sole discretion may waive the foregoing automatic cancellation provision and pay out on a pro rata basis as set forth in Section 5(a)(i) of this Exhibit A.

(b)           Effect of Change in Control. In the event of a Change in Control (as defined in the Plan) prior to the end of the Performance Period, if a Replacement Award meeting the requirements of Section 11.3 of Plan has not been provided to the Grantee to replace this Performance Share Award, then the number of Performance Shares earned shall be calculated and certified by the Committee, and such Performance Shares shall become earned, vested and payable as follows.

(i)               Earned Performance Shares: The Performance Shares subject to this Award shall be deemed earned to the extent, as determined by the Committee no later than the effective date of the Change in Control, the Qualifying Performance Goal applicable to the Performance Shares has been met during the Performance Period up to and including the effective date of the Change in Control (using the latest available information prior to the date of the Change in Control), with the Qualifying Performance Goal to be pro-rated by multiplying the Qualifying Performance Goal by a fraction, the numerator of which is the number of days from the start of the Performance Period through and including the date of the latest available information used to measure the achievement of the Qualifying Performance Goal, and the denominator of which is the total number of days in the three-year Performance Period (the “Pro-Rated Performance Goal”). The Committee shall determine and certify the number of Earned Performance Shares in accordance with Section 3 of this Exhibit A, with the Qualifying Performance Goal to be replaced by the Pro-Rated Performance Goal. The number of Target Performance Shares shall not be pro-rated to reflect the shortened Performance Period.

(ii)               Vesting of Performance Shares: The Common Stock and dividend equivalents underlying such Earned Performance Shares shall vest when the number of Earned Performance Shares are certified in subsection 5(b)(i) above and shall be distributed to the Grantee no later than 30 days following such determination and certification.